Advanced Series Trust
For the semi-annual period ended 6/30/08
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Small Cap Growth
Portfolio

1.   Name of Issuer:  Virgin Mobile

2.   Date of Purchase:  October 10, 2007

3.   Number of Securities Purchased:  27,500,000

4.   Dollar Amount of Purchase:  $412,500,500

5.   Price Per Unit:  $15

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Lehman Brothers


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Lehman Brothers Inc.
Merrill Lynch
Pierce, Fenner & Smith Incorporated
Bear, Stearns & Co. Inc.
Raymond James & Associates, Inc.
Thomas Weisel Partners LLC